UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 21, 2024

Dyne Therapeutics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-39509	36-4883909
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1560 Trapelo Road Waltham, Massachusetts	02451
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 786-8230

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	DYN	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of President, Chief Executive Officer and Director

On March 25, 2024, Dyne Therapeutics, Inc. (the “Company”) announced that its Board of Directors (the “Board”) had appointed John Cox as President and Chief Executive Officer of the Company succeeding Joshua Brumm, effective as of March 25, 2024 (the “Effective Date”). In addition, effective as of the Effective Date, Mr. Cox was elected as a Class I director to serve on the Board until the Company’s 2024 Annual Meeting of Stockholders and until his successor has been duly elected and qualified or until his earlier death, resignation or removal.

Prior to his appointment as President, Chief Executive Officer and Director of the Company, Mr. Cox, age 61, served as the Chief Executive Officer and a member of the Board of Directors of Repertoire Immune Medicines, Inc., a biotechnology company, from January 2020 to November 2022. Prior to that, Mr. Cox served as the Executive Chairman of Torque Therapeutics, Inc. (“Torque”), a biotechnology company, from January 2019 until September 2019, and as the Chief Executive Officer of Torque from September 2019 until January 2020, when Torque merged with another company to form Repertoire Immune Medicines, Inc. From February 2017 to September 2018, Mr. Cox served as Chief Executive Officer of Bioverativ Inc., a biotechnology company, which was acquired by Sanofi S.A. in February 2018. From 2003 to February 2017, Mr. Cox served in various roles at Biogen Inc., a biopharmaceutical company. From May 2016 until February 2017, he led the process to spin-off Biogen Inc.’s hematology division into an independent company, which became Bioverativ Inc.; from 2015 to 2016, Mr. Cox served as Executive Vice President of Global Commercial, Pharmaceutical & Technical Operations; and from 2010 to 2015, Mr. Cox served as Executive Vice President of Pharmaceutical Operations & Technology. Mr. Cox has served as a member of the Board of Directors of Minovia Therapeutics Ltd., a biotechnology company, since 2019 and of Canopy-Immuno Therapeutics Ltd., a biotechnology company, since March 2023. Mr. Cox previously served as a member of the Board of Directors of Sigilon Therapeutics, Inc., a biotechnology company, from March 2019 to August 2023 and Repligen Corporation, a biotechnology company, from 2014 to February 2020. Mr. Cox holds a B.S. in biology from Arizona State University, an M.B.A. from the University of Michigan and an M.S. in cell biology from California State University.

Pursuant to an offer letter (the “Offer Letter”), dated March 21, 2024, between the Company and Mr. Cox governing the terms of his employment, Mr. Cox will be paid an annualized base salary of $700,000 and will be eligible to receive an annual incentive bonus of up to 60.0% of his annualized base salary for each fiscal year, as determined by the Board in its sole discretion. Also, as a condition to his employment and pursuant to the Offer Letter, Mr. Cox entered into a non-competition and non-solicitation agreement and an invention and non-disclosure agreement with the Company.

Effective as of the Effective Date, the Compensation Committee of the Board granted to Mr. Cox a nonstatutory stock option (the “Option”) to purchase up to 679,853 shares of the Company’s Common Stock at an exercise price per share equal to the closing price of the Common Stock on the Nasdaq Global Select Market on the Effective Date. The Option is scheduled to vest as to 25% of the shares underlying the Option on the first anniversary of the Effective Date and in 36 equal monthly installments thereafter, subject to continued service. The Option was granted pursuant to the Company’s 2024 Inducement Equity Incentive Plan (the “Inducement Plan”) as an inducement material to Mr. Cox’s acceptance of employment with the Company in accordance with Nasdaq Listing Rule 5635(c)(4). The terms of the Inducement Plan are described in this Form 8-K under the heading “Adoption of Inducement Plan.”

In addition, the Offer Letter provides that Mr. Cox will be eligible to participate in the Company’s benefits programs available to regular full-time employees and for severance benefits pursuant to the terms and conditions of the Company’s Amended and Restated Executive Severance and Change in Control Benefits Plan (the “Severance Plan”). Pursuant to the Severance Plan, if Mr. Cox’s employment is terminated by the Company without cause or by Mr. Cox for good reason prior to or more than 12 months following a change in control, each as defined in the Severance Plan, and subject to Mr. Cox’s execution of a general release of potential claims against the Company, the Company is obligated to (1) pay Mr. Cox’s then-current base salary for a period of 12 months, (2) make payments for the continuation of Mr. Cox’s health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for a period of up to 12 months and (3) accelerate the vesting of any outstanding and unvested equity awards held by Mr. Cox, as of the date of termination, such that the unvested portion of each such award that would have otherwise vested or been vested as of the first anniversary of the termination date if Mr. Cox had remained employed with the Company through such date, shall vest and become fully exercisable or non-forfeitable on the termination date. Alternatively, if Mr. Cox’s employment is terminated by the Company without cause or by Mr. Cox for good reason within one year following a change in control, then subject to Mr. Cox’s execution of a general release of potential claims against the Company, the Company is obligated to (1) pay Mr. Cox a lump sum equal to 18 months of his then-current base salary, (2) make payments for the continuation of Mr. Cox’s health coverage under COBRA for a period of 18 months, (3) pay Mr. Cox a lump sum equal to 150% of his target annual incentive bonus for the year in which his employment is terminated and (4) accelerate in full the vesting of any outstanding but unvested equity awards held by Mr. Cox.

In addition, Mr. Cox will enter into an indemnification agreement with the Company, the form of which was filed as Exhibit 10.10 to the Company’s Registration Statement on Form S-1 (File No. 333-248414) filed with the Securities and Exchange Commission on August 25, 2020, pursuant to which the Company may be required, among other things, to indemnify Mr. Cox for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts actually and reasonably incurred by him in any action or proceeding arising out of his service as an officer or director of the Company.

There is no arrangement or understanding between Mr. Cox and any other person pursuant to which Mr. Cox was appointed as the President, Chief Executive Officer and Director of the Company. There are no related party transactions between the Company and Mr. Cox reportable under Item 404(a) of Regulation S-K and no family relationships between Mr. Cox and any of the Company’s directors or officers.

The foregoing descriptions of the Offer Letter and Severance Plan do not purport to be complete and are qualified in their entirety by the full text of the Offer Letter and the Severance Plan, copies of which are attached as Exhibit 10.1 and Exhibit 10.2 hereto, respectively, and incorporated herein by reference.

Separation of Former President, Chief Executive Officer and Director

On March 21, 2024, the Company and Mr. Brumm agreed that, in connection with the hiring of Mr. Cox, Mr. Brumm’s employment with the Company would end on the Effective Date, Mr. Brumm would resign as President and Chief Executive Officer and from the Board as of the Effective Date and Mr. Brumm would serve as a consultant to the Company.

In addition, on March 25, 2024, Mr. Brumm entered into a separation agreement (the “Separation Agreement”) with the Company governing the terms of his separation from the Company. Pursuant to the Separation Agreement and subject to Mr. Brumm’s non-revocation of a general release of claims in favor of the Company and its affiliates, and as provided for by the Severance Plan in connection with his separation from the Company, Mr. Brumm is entitled to: (1) payment of his base salary for a period of 12 months from the Effective Date, (2) payments for the continuation of his health coverage under COBRA for a period of up to 12 months from the Effective Date and (3) acceleration of a portion of the outstanding and unvested equity awards held by him, as of the Effective Date, such that the unvested portion of each such award that would have otherwise have vested or been vested in accordance with the terms of such award as of the first anniversary of the Effective Date if he had remained employed with the Company through such anniversary date will vest and become exercisable or non-forfeitable on the Effective Date.

The Company and Mr. Brumm have entered into a Consulting Agreement (the “Consulting Agreement”), effective as of the Effective Date. Pursuant to the Consulting Agreement, Mr. Brumm has agreed to provide the Company consulting services for a one-year term from the Effective Date (the “Consulting Period”). In consideration for his services during the Consulting Period, any unvested restricted stock units held by Mr. Brumm as of the Effective Date for which vesting was not accelerated pursuant to the Separation Agreement will vest in full upon the earliest of (1) March 15, 2025, (2) the earlier termination of the Consulting Agreement by the Company without cause or by Mr. Brumm for breach and (3) a Change in Control of the Company (as defined in the Severance Plan). Mr. Brumm has agreed that all unvested options award held by him as of the Effective Date for which vesting was not accelerated pursuant to the Separation Agreement will be canceled as of the Effective Date.

The Consulting Agreement may be terminated prior to the end of the Consulting Period (1) by the Company or Mr. Brumm, at any time immediately upon written notice upon a material breach by the other of the Consulting Agreement, the Separation Agreement or Mr. Brumm’s non-competition and non-solicitation and invention and non-disclosure agreements previously entered into with the Company, (2) by Mr. Brumm or the Company upon not less than 30 days’ prior written notice for any reason or (3) at any time upon the mutual written consent of Mr. Brumm and the Company.

The foregoing descriptions of the Separation Agreement and Consulting Agreement do not purport to be complete and are qualified in their entirety by the full text of the Separation Agreement and the Consulting Agreement, copies of which are attached as Exhibit 10.4 and Exhibit 10.5 hereto, respectively, and incorporated herein by reference.

Adoption of Inducement Plan

On March 21, 2024, the Board adopted, upon the recommendation of the Compensation Committee of the Board, the Inducement Plan, effective immediately. The Inducement Plan provides for the grant of nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards with respect to an aggregate of 900,000 shares of Common Stock (subject to adjustment as provided in the Inducement Plan). Awards under the Inducement Plan may only be granted to new employees who were not previously an employee or director of the Company or are commencing employment with the Company following a bona fide period of non-employment, in either case, as an inducement material to the individual’s entering into employment with the Company and in accordance with the requirements of Nasdaq Stock Market Rule 5635(c)(4).

The foregoing description of the Inducement Plan does not purport to be complete and is qualified in its entirety by the full text of the Inducement Plan, a copy of which is attached as Exhibit 10.4 hereto and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Number	Description

10.1	Offer Letter, dated March 21, 2024, between the Company and John Cox

10.2	Amended and Restated Executive Severance and Change in Control Benefits Plan (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q, File No. 001-39509, filed November 3, 2022).

10.3	Separation Agreement, dated March 25, 2024, between the Company and Joshua Brumm

10.4	Consulting Agreement, dated March 25, 2024, between the Company and Joshua Brumm

10.5	Dyne Therapeutics Inc. 2024 Inducement Equity Incentive Plan

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNE THERAPEUTICS, INC.

Date: March 25, 2024	By:	/s/ John Cox
		Name:	John Cox
		Title:	President and Chief Executive Officer